Exhibit 99.1

Permianville Royalty Trust Announces Monthly Cash Distribution

HOUSTON, Texas—(BUSINESS WIRE)—February 15, 2019

Permianville Royalty Trust (NYSE: PVL, the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.02655 per unit, payable on March 14, 2019 to unitholders of record on February 28, 2019. The net profits interest calculation represents reported oil production for the month of November 2018 and reported natural gas production during October 2018, both of which represent a majority of the full underlying production for these months, as discussed below. The calculation also includes accrued costs incurred in December 2018.

The following table displays reported underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current recorded net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	50,352	1,678	304,870	9,835	$49.22	$2.77

As previously announced, Enduro Resource Partners LLC sold its interests in the oil and gas properties underlying the Trust (the “Underlying Properties”) to COERT Holdings 1 LLC (the “Sponsor”). Since last month’s distribution announcement, one of the larger operators of the Underlying Properties completed its production reporting transition to reflect the sale of the non-operated interests. A large majority of the operators have now completed the transition; however, a lag remains in some of the prior cash held in suspense, which the Sponsor expects will be fully resolved sometime in the first half of 2019.

Recorded oil cash receipts from the Underlying Properties totaled $2.5 million for the current month on realized wellhead prices of $49.22/bbl. Recorded natural gas cash receipts from the Underlying Properties totaled $0.8 million for the current month on realized wellhead prices of $2.77/mcf.

Total direct operating expenses for the period were $2.0 million, reflecting a decrease in accrued lease operating expenses to incorporate more recent operating expense trends. Capital expenditures were $0.2 million in the month of December 2018.

Recent Developments

As previously disclosed, in the third quarter of 2018 the Sponsor determined to participate in three non-operated Wolfcamp shale wells to be drilled by a well-known, investment grade public exploration and production company at locations subject to the Trust’s net profits interest. As publicly reported by the operator in January 2019, the three gross wells associated with the Underlying Properties reported an average 24-hour gross initial production rate of 1,627 boe/d (89% oil) at an average lateral length of 10,769 feet, or 149 boe/d per 1,000 feet of lateral length. The three wells are on-line and production is expected to begin to be reflected in cash distributions sometime in the first quarter of 2019. The average initial production results of the three wells was 35% higher than initial expectations for these wells.

About Permianville Royalty Trust

Permianville Royalty Trust is a Delaware statutory trust formed to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain, predominantly non-operated, oil and gas properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.permianvilleroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders, expected expenses, including capital expenditures, and the anticipated timing of the inclusion of oil and natural gas sales from non-operated wells. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from the Sponsor with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will continue to be directly affected by the volatility in commodity prices, which could decline or remain low for an extended period of time. Other important factors that could cause actual results to differ materially include expenses of the Trust, reserves for anticipated future expenses and the continuing transition process following the sale of the Underlying Properties to the Sponsor. Initial production rates may not be indicative of future production rates and are not indicative of the amounts of oil and gas that a well may produce. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither the Sponsor nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by the Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 12, 2018. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Permianville Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555